Filed Pursuant to Rule 433

Registration No. 333-141110

May 20, 2008

Pricing Term Sheet

Relating to Preliminary Prospectus Supplement Dated May 19, 2008 of

Plains Exploration & Production Company

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above. The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-270-3994.

Issuer:		Plains Exploration & Production Company
Security Description:		Senior Notes
Distribution:		SEC Registered
Face:		$400,000,000
Gross Proceeds:		$400,000,000
Net Proceeds to Issuer (before expenses):		$395,000,000
Coupon:		7.625%
Maturity:		June 1, 2018
Offering Price:		100.000%
Yield to Maturity:		7.625%
Spread to Treasury:		+384 basis points
Benchmark:		UST 3.875% due 5/15/2018
Ratings:		B1/BB
Interest Pay Dates:		June 1 and December 1
Beginning:		December 1, 2008
Equity Clawback:		Up to 35% at 107.625%
Until:		June 1, 2011
Optional redemption:		Makewhole call @ T+50bps prior to June 1, 2013, then:

		On or after:	Price:

		June 1, 2013	103.813%
		June 1, 2014	102.542%
		June 1, 2015	101.271%
		June 1, 2016 and thereafter	100.000%
Change of control:		Put @ 101% of principal plus accrued interest
Trade Date:		May 20, 2008
Settlement Date:	(T+3)	May 23, 2008
CUSIP:		726505AF7
ISIN:		US726505AF78
Denominations:		2,000x1,000
Bookrunners:		JPMorgan
Banc of America Securities LLC
Lehman Brothers
Merrill Lynch & Co.
Co-Managers:		BMO Capital Markets
BNP PARIBAS
Citi
RBS Greenwich Capital
Scotia Capital
TD Securities
Wells Fargo Securities